EXHIBIT 8.1

April 24, 2007

WaMu Asset Acceptance Corp.
1301 Second Avenue, WMC 3501A,
Seattle, Washington 98101

Ladies and Gentlemen:

Re:  Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2007-3

We have advised WaMu Asset Acceptance Corp. (the "Registrant") with respect to certain federal income tax aspects of the issuance by the Registrant of Washington Mutual Mortgage Pass-Through Certificates, WMALT Series 2007-3 (the "Certificates").  The Certificates will be issued pursuant to a Pooling and Servicing Agreement dated as of April 1, 2007 (the "Pooling Agreement"), as more particularly described in the prospectus dated April 17, 2007 (the "Base Prospectus") and the prospectus supplement dated April 24, 2007(the "Prospectus Supplement" and, together with the Base Prospectus, the "Prospectus"), relating to the Certificates, each forming a part of the Registration Statement on Form S-3 (Registration No. 333-141255) filed by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on March 13, 2007 and declared effective on April 11, 2007 (the "Registration Statement").

We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the legal capacity of all natural persons; and (e) the authenticity of oral or written statements and representations of public officials, officers and other representatives of the Registrant and others.

Based on such examinations, we are of the opinion that such advice conforms to the description of selected federal income tax consequences to holders of the Certificates that appears under the headings "Summary Information – Federal Income Tax Consequences" in the Prospectus Supplement and "Material Federal Income Tax Consequences" in the Prospectus Supplement and in the Base Prospectus.  Such description does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion the description is accurate in all material respects. To the extent that such description explicitly states our opinion, we hereby confirm and adopt such opinion herein. There can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the Prospectus contained therein. In giving such consent, we do not consider that we are "experts" within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours, /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP